Exhibit 99.1

CONTACT:	-OR-	INVESTOR RELATIONS:
Prospect Medical Holdings, Inc.		The Equity Group Inc.
Linda Hodges, Vice President		Devin Sullivan
(714) 796-4271		(212) 836-9608
Linda.hodges@prospectmedical.com		dsullivan@equityny.com

FOR IMMEDIATE RELEASE

PROSPECT MEDICAL HOLDINGS REPORTS FISCAL 2009 THIRD QUARTER FINANCIAL RESULTS

Conference Call Scheduled for Thursday, August 20th at 1:00 pm ET/10:00 am PT

Q3 2009 Highlights Compared to Q3 2008

•      Revenues increased to $114.3 million from $80.9 million, with Brotman contributing $30.1 million

•      Operating income up 65.4% to $6.7 million, on continued growth at existing Alta hospitals

•      Operating margin of 5.9%, up from 5.0%

•      Net loss attributable to common stockholders of $0.2 million (after non-recurring and stock-based charges of $3.9 million), or $0.01 per diluted share, from net loss of $5.5 million, or $0.46 per diluted share

•      Adjusted EBITDA increased 25% to $12.8 million; $50.4 million for trailing twelve months; $0.1 million Brotman contribution in each period

•      Cash, equivalents and investments of $34 million at June 30, 2009

Los Angeles, CA — August 19, 2009 — Prospect Medical Holdings, Inc. (NYSE Amex: PZZ) (“Prospect”), which owns and operates five hospitals and manages the medical care of HMO enrollees in southern California, today announced financial results for its fiscal 2009 third quarter ended June 30, 2009.  Results for all periods exclude the Antelope Valley entities since their sale on August 1, 2008, with prior results reflected as discontinued operations.  Results for the fiscal 2009 periods include Brotman Medical Center (“Brotman”), following Prospect’s April 14, 2009 acquisition of a majority ownership position in Brotman.

This quarter’s results reflect the Company’s further strengthened financial and operating position, following initiatives to improve core operations, operating blueprint, management culture and future growth platforms.  During the fiscal 2009 third quarter, the Company recorded strong performances at each of its business segments.  The Company continued its model of delivering high quality care, while reducing administrative costs and improving efficiencies throughout the organization.  In combination, these actions allowed the Company to produce another strong quarterly performance, notwithstanding this being non-peak season for the Hospital Segment.

Over the last approximately 18 months, Prospect’s initiatives have included:

•      the July 29th closing of a $160 million senior secured notes offering — a major step forward in improving the Company’s capital structure —  which had the immediate effect of lowering Prospect’s borrowing rate by approximately 6% per year, eliminating various financial and administrative covenants, and removing significant costs and distractions. In addition to the interest rate savings, these more favorable terms provide flexibility for future growth and enable Prospect to devote its entire focus to strengthening operations. The absence of required principal payments also allows the Company to retain incremental after-tax free cash flows of approximately $12 million per year;

•      the July 29th payoff of all amounts due under the Company’s interest rate swap arrangements (required under the prior debt facilities), which had contributed significantly to the prior cost of borrowing, and been a source of considerable earnings volatility;

•      operational turnaround and increased ownership stake at Brotman, a 420-bed acute care hospital in Culver City, California, by instituting many of the same principles and discipline that have substantially improved the results of Prospect’s other businesses. The leadership of Prospect and Brotman accomplished a significant EBITDA turnaround, going from losing approximately $1 million per month, to now projecting profitability for the first time in many years;

•      further strengthened and broadened the management team, across all disciplines; and

•      further diversified the Company’s portfolio of services, revenue streams, payers, and geography

The Company is confident that its current operating model will successfully align with prospective healthcare reforms being legislated in Washington, DC. Prospect’s success has been deliberately built on providing quality acute and preventative care through its physician network and hospital operations, supported by a platform of effective expense and utilization management.

FISCAL 2009 THIRD QUARTER RESULTS

Consolidated revenues for the third quarter of fiscal 2009 rose 41.5% to $114.3 million from $80.9 million in the same period last year.  Hospital Services revenues rose 111.6% to $66.5 million, including a $4.9 million revenue increase at Alta’s four hospitals and a $30.1 million quarterly contribution from Brotman.  Revenues at the IPA Management segment decreased to $47.8 million from $49.4 million in the third quarter of fiscal 2008, the result of slightly higher unemployment and cancellation of certain unprofitable Medi-Cal contracts.

Operating income for the third quarter of fiscal 2009 increased 65.4% to $6.7 million from $4.1 million in the fiscal 2008 third quarter.

During the third quarter of fiscal 2009, interest expense was $8.7 million as compared to $6.6 million in the same period last year, due to increased rates and the assessment of default interest by the Company’s prior lenders, together with interest on Brotman debt.  Non-cash gain related to changes in the fair market value of the Company’s interest rate swap arrangements totaled $3.7 million during the third quarter of fiscal 2009 as compared to a $4.9 million gain in the third quarter of fiscal 2008.

Net loss attributable to common stockholders for the fiscal 2009 third quarter was $0.2 million, or $0.01 per diluted share on approximately 20.5 million weighted average diluted shares outstanding, compared to a net loss of $5.5 million, or $0.46 per diluted share, on approximately 11.8 million weighted average diluted shares outstanding.

Adjusted EBITDA for the third quarter of fiscal 2009 increased 25% to $12.8 million from $10.2 million in the same period last year.  For the trailing twelve month (TTM) period ended June 30, 2009, Adjusted EBITDA was $50.4 million. Brotman contributed approximately $0.1 million to the quarterly and TTM periods (see accompanying reconciliation tables in this release).

SEGMENT RESULTS

Hospital Services

Prospect’s Hospital Services segment consists of Alta’s four community-based hospitals in southern California (acquired in August 2007) plus the operations of Brotman. To facilitate same-store, year-over-year comparison, Brotman results have been separately identified in the following tables.

	Three Months Ended June 30
	2009
($ in 000s) (unaudited)	Alta	Brotman	Consolidated	2008

Net hospital services revenues	$36,332	$30,138	$66,470	$31,413
Operating expenses:
Hospital operating expenses	23,243	28,035	51,278	20,764
General and administrative	3,264	3,333	6,597	3,219
Depreciation and amortization	1,007	263	1,270	1,020
Total operating expenses	27,514	31,631	59,145	25,003

Operating income (loss)	$8,820	$(1,493)	$7,327	$6,410

	Nine Months Ended June 30
	2009
($ in 000s) (unaudited)	Alta	Brotman	Consolidated	2008

Net hospital services revenues	$109,563	$30,138	$139,701	$91,096
Operating expenses:
Hospital operating expenses	68,246	28,035	96,281	59,732
General and administrative	9,480	3,333	12,813	8,755
Depreciation and amortization	2,834	263	3,098	3,085
Total operating expenses	80,560	31,631	112,192	71,572

Operating income (loss)	$29,003	$(1,493)	$27,509	$19,524

Net hospital services revenues for the third quarter of fiscal 2009 increased by 111.6% to $66.5 million from $31.4 million in the same period last year, primarily reflecting the inclusion of Brotman in the 2009 quarter.  On a “same-store” basis, higher revenues were attributable to further increases in Medicare and Medi-Cal admissions at the Company’s Alta hospitals.

Total hospital operating expenses increased to $59.1 million for the fiscal 2009 third quarter, due primarily to costs associated with the higher volumes at the Company’s Alta hospitals, as well as approximately $31.6 million due to inclusion of Brotman in the current quarter.

Hospital operating income for the third quarter of fiscal 2009 rose 14.3% to $7.3 million from $6.4 million in the third quarter of fiscal 2008, which increase was comprised of a $2.4 million increase at the Company’s existing Alta hospitals, offset by a $1.5 million quarterly operating loss for Brotman.

IPA Management

	Three Months Ended June 30,		Nine Months Ended June 30,
($ in 000s) (unaudited)	2009	2008	2009	2008

Total managed care revenues	$47,848	$49,448	$144,138	$150,697
Total managed care cost of revenues	36,968	38,973	111,535	120,448
Gross margin	10,880	10,475	32,603	30,249

General and administrative	7,286	7,263	21,961	22,265
Depreciation and amortization	889	879	2,644	2,609
Total non-medical expenses	8,175	8,142	24,605	24,874

Income from unconsolidated joint venture	535	955	1,482	2,124

Operating income	$3,240	$3,288	$9,480	$7,499

Managed care revenues for the third quarter of fiscal 2009 decreased by approximately $1.6 million, or 3.2%, compared with the third quarter of fiscal 2008 with slightly higher unemployment and cancellation of certain unprofitable Medi-Cal contracts.

Gross margin increased to 22.7% from 21.1% in the third quarter of fiscal 2008, due primarily to a more profitable mix of business and continued cost management.

General and administrative (“G&A”) expense for the third quarter of fiscal 2009 were unchanged at $7.3 million compared to the third quarter of fiscal 2008.

Income from unconsolidated joint venture amounted to approximately $0.5 million in the third quarter of fiscal 2009 as compared to approximately $1.0 million in the third quarter of fiscal 2008 due to positive risk pool income in the 2008 period.

IPA operating income for the third quarter of fiscal 2009 decreased 1.5% to $3.2 million from $3.3 million in the third quarter of fiscal 2008 as a result of the above-referenced items.

Use of Adjusted EBITDA

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization and other amounts considered by management to be non-recurring) is not a measure of financial performance under generally accepted accounting principles (“GAAP”). Management believes Adjusted EBITDA, in addition to operating income, net income and other GAAP measures, is a useful indicator of the Company’s financial and operating performance and its ability to generate cash flows from operations that are available for taxes, capital expenditures and debt service. Investors should recognize that Adjusted EBITDA might not be comparable to similarly-titled measures for other companies. This measure should be considered in addition to, and not as a substitute for, or superior to, any measure of performance prepared in accordance with GAAP. Reconciliations of Adjusted EBITDA amounts to the most directly comparable GAAP measures for each of the quarterly periods in fiscal 2008 and 2009 are included in the financial information provided as part of this release.

Conference Call

Management will host a conference call on Thursday, August 20, 2009 at 1:00 pm ET / 10:00 am PT, to discuss these results. Interested parties may participate in the call by dialing (866) 267-2584(Domestic) or (706) 634-4739 (International) approximately 10 minutes before the call is scheduled to begin and ask to be connected to the Prospect Medical Holdings conference call.  The conference call will be broadcast live over the internet at the following link:

http://investor.shareholder.com/media/eventdetail.cfm?eventid=71761&CompanyID=PROSPECT&e=1&mediaKey=FD1088B6F9BDB79FFAEA6E426404E661

To listen to the live call on the internet, go to the website at least 15 minutes early to register, download and install any necessary audio software.  If you are unable to participate in the live call, the conference call will be archived and can be accessed for approximately 30 days.

ABOUT PROSPECT MEDICAL HOLDINGS

Prospect Medical Holdings operates five community-based hospitals in the greater Los Angeles area and manages the medical care of approximately 178,000 individuals enrolled in HMO plans in Southern California, through a network of approximately 14,000 specialist and primary care physicians.

This press release contains forward-looking statements.  Additional written or oral forward-looking statements may be made by Prospect from time to time, in filings with the Securities and Exchange Commission, or otherwise.  Statements contained herein that are not historical facts are forward-looking statements.  Investors are cautioned that forward-looking statements, including the statements regarding anticipated or expected results, involve risks and uncertainties which may affect the Company’s business and prospects, including those outlined in Prospect’s Form 10-K filed on December 29, 2008 and other SEC filings.  Any forward-looking statements contained in this press release represent our estimates only as of the date hereof, or as of such earlier dates as are indicated, and should not be relied upon as representing our estimates as of any subsequent date.  While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

### #### ###

Prospect Medical Holdings, Inc.

Condensed Consolidated Statements of Operations

($ in 000s, except per share data)

(Unaudited)

	Three months ended June 30,		Nine months ended June 30,
	2009	2008	2009	2008
Revenues:
Net hospital services revenues	$66,470	$31,413	$139,701	$91,096
Managed care revenues	47,848	49,448	144,138	150,697
Total revenues	114,318	80,861	283,839	241,793

Operating expenses:
Hospital operating expenses	51,278	20,764	96,281	59,732
Managed care cost of revenues	36,968	38,973	111,535	120,448
General and administrative	17,740	16,122	43,505	43,057
Depreciation and amortization	2,162	1,903	5,751	5,712
Total operating expenses	108,148	77,762	257,072	228,949

Operating income from unconsolidated joint venture	535	955	1,482	2,124
Operating income	6,705	4,054	28,249	14,968
Other (income) expense:
Investment income	(33)	(81)	(101)	(523)
Interest expense and amortization of deferred financing costs	8,682	6,562	21,396	16,055
(Gain) loss in value of interest rate swap arrangements	(3,694)	(4,948)	5,019	(4,072)
Loss on debt extinguishment	—	8,309	—	8,309
Total other (income) expense, net	4,954	9,842	26,313	19,769

Income (loss) from continuing operations before income taxes	1,751	(5,788)	1,936	(4,801)
Provision (benefit) for income taxes	1,989	(2,083)	2,065	(1,728)
Loss from continuing operations before minority interest	(237)	(3,705)	(129)	(3,073)
Minority interest	1	3	5	12
Loss from continuing operations	(238)	(3,708)	(134)	(3,085)
Income (loss) from discontinued operations, net of tax	—	188	—	(203)
Net loss before preferred dividend	(238)	(3,520)	(134)	(3,288)
Dividend to preferred stockholders	—	(1,932)	—	(5,797)
Net loss attributable to common stockholders	$(238)	$(5,452)	$(134)	$(9,085)

Per share data:
Net loss per share attributable to common stockholders:
Basic	$(0.01)	$(0.46)	$(0.01)	$(0.77)
Diluted	$(0.01)	$(0.46)	$(0.01)	$(0.77)

Weighted average shares outstanding
Basic	20,520	11,783	20,152	11,759
Diluted	20,520	11,783	20,152	11,759

Prospect Medical Holdings, Inc.

Condensed Consolidated Balance Sheets

($ in 000s)

	June 30,	September 30,
	2009	2008
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$31,587	$33,583
Restricted cash	1,745	—
Investments, primarily restricted certificates of deposit	665	637
Patient accounts receivable, net of allowance for doubtful accounts of $11,509 and $3,891 at June 30, 2009 and September 30, 2008	39,307	18,314
Government program receivables	3,606	4,365
Risk pool receivables	194	338
Other receivables	1,222	2,598
Third party settlements	2,990	217
Notes receivable current portion	62	224
Refundable income taxes, net	—	2,654
Deferred income taxes, net	5,788	5,788
Inventories	4,185	1,460
Prepaid expenses and other current assets	4,479	2,776
Total current assets	95,830	72,954

Property, improvements and equipment:
Land and land improvements	31,028	18,452
Buildings	27,047	22,233
Leasehold improvements	2,028	1,505
Equipment	20,140	10,628
Furniture and fixtures	913	912
	81,156	53,730
Less accumulated depreciation and amortization	(13,219)	(7,911)
Property, improvements and equipment, net	67,937	45,819
Notes receivables, long term portion	371	238
Deposits and other assets	391	778
Deferred financing costs, net	3,045	662
Goodwill	150,046	128,877
Other intangible assets, net	44,553	47,740
Total assets	$362,174	$297,068

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accrued medical claims and other healthcare costs payable	$17,863	$20,480
Accounts payable and other accrued liabilities	28,548	16,296
Accrued salaries, wages and benefits	22,745	11,257
Due to government payer	13,834	—
Income taxes payable	64	—
Payable to Creditors’ Trust	1,000	—
Current portion of capital leases	1,137	341
Current portion of long-term debt	900	12,100
Interest rate swap liability — current	11,032	—
Other current liabilities	693	107
Total current liabilities	97,816	60,581
Long-term debt, net of current portion	160,399	131,921
Deferred income taxes	26,522	24,433
Malpractice reserve	2,706	786
Capital leases, net of current portion	542	442
Interest rate swap liability — non-current	—	6,013
Total liabilities	287,985	224,176
Minority interest	86	81
Total shareholders’ equity	74,103	72,811
Total liabilities and shareholders’ equity	$362,174	$297,068

Adjusted EBITDA Reconciliation

(Unaudited) ($ in millions)

A reconciliation of Adjusted EBITDA  (also referred to as “Normalized EBITDA” in Management discussions)  to the most directly comparable GAAP measure in accordance with SEC Regulation G follows, for each of the quarters of fiscal 2008 and fiscal 2009.

	Q1 08	Q2 08	Q3 08	Q4 08	Q1 09	Q2 09	Q3 09

Operating income — per earnings release (1)	$4.1	$6.4	$4.1	$8.7	$9.9	$11.6	$6.7
Depreciation and amortization	1.9	1.9	1.9	2.1	1.8	1.8	2.2
Prior CEO severance			1.3
Stock based compensation (2)				1.3	0.3	0.3	0.2
All other adjustments (3)	2.4	1.6	2.9	(0.5)		0.3	3.7

Adjusted EBITDA — Quarterly (4)	$8.4	$9.9	$10.2	$11.6	$12.0	$14.0	$12.8

Adjusted EBITDA — Trailing Twelve Month (TTM)				$40.1			$50.4

Net Debt: Adjusted TTM EBITDA Ratio:
Ending Debt							$161.3
Less: Ending cash, equivalents and investments							(34.0)
Ending Net Debt							$127.3
Net Debt: Adjusted TTM EBITDA Ratio							2.5

(1)  Operating income for all of fiscal 2008 is not intended to be identical to the sum of the quarterly operating income per prior earnings releases due primarily to classification of the results of discontinued operations.

(2)   Stock-based compensation charges during the first three quarters of fiscal 2008 were less than $50,000 per quarter; as such do not appear on this reconciliation, where amounts have been rounded to the nearest $100,000.

(3)   Comprised of amounts considered by management to be non-recurring, including certain legacy IPA costs, special investigation costs, restatement costs, prior lender costs, and certain Brotman one-time costs.

(4)   Brotman contributed approximately $0.1 million during Q3 09.